Exhibit 10.5
CAREY WATERMARK INVESTORS INCORPORATED
2010 EQUITY INCENTIVE PLAN

CAREY WATERMARK INVESTORS INCORPORATED
2010 EQUITY INCENTIVE PLAN
Carey Watermark Investors Incorporated, a Maryland corporation, wishes to provide incentives to certain employees (if any) and officers of the Company and others expected to provide significant services to the Company, whether directly or through Subsidiaries, including the personnel, employees and officers of the Advisor, Subadvisor and their respective Affiliates, to encourage a proprietary interest in the Company, to encourage certain key personnel to remain in the service of the Company and the Advisor, Subadvisor and their respective Affiliates, to attract new personnel with outstanding qualifications, and to afford additional incentive to others to increase their efforts in providing significant services to the Company and the Advisor, Subadvisor and their respective Affiliates. In furtherance thereof, the Carey Watermark Investors Incorporated 2010 Equity Incentive Plan is designed to provide equity-based incentives to certain Eligible Persons. Awards under the Plan may be made to selected Eligible Persons in the form of Restricted Stock Units or Dividend Equivalent Rights.
1. DEFINITIONS.
Whenever used herein, the following terms shall have the meanings set forth below:
“Advisor” means Carey Lodging Advisors, LLC.
“Affiliate” means any entity other than a Subsidiary that is controlled by or under common control with the Company that is designated as an “Affiliate” by the Plan Administrator in its discretion.
“Award,” shall include Restricted Stock Units and Dividend Equivalent Rights.
“Award Agreement” means a written agreement in a form approved by the Plan Administrator to be entered into between the Company and the Grantee as provided in Section 3.
“Board” means the Board of Directors of the Company.
“Cause” means, unless otherwise provided in the Grantee’s Award Agreement: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Advisor, the Subadvisor, the Company, any Subsidiaries or their Affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Advisor, the Subadvisor, the Company or any Subsidiaries, or any Affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Grantee’s employment agreement (if any) with the Advisor, the Subadvisor, the Company or any Subsidiaries or their Affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Grantee; (vii) any illegal act detrimental to the Advisor, the Subadvisor, the Company or any Subsidiaries or their Affiliates; or (viii) repeated failure to devote the appropriate amount of Grantee’s business time and efforts to the Advisor, the Subadvisor, the Company, any Subsidiaries or their Affiliates if required by Grantee’s employment agreement; provided, however, that, if at any particular time the Grantee is subject to an effective employment agreement with the Advisor, the Subadvisor or the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.

“Change in Control” means, unless otherwise provided in the Grantee’s Award Agreement, the happening of any of the following:
(i)
any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company or the Advisor, any entity controlling, controlled by or under common control with the Company or the Advisor, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or the Advisor or any such entity, and, with respect to any particular Grantee, the Grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering of the Common Stock under the Securities Act; or

(ii)
any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)
there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)
the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition described in clauses (i) through (iv) above shall constitute a Change in Control if it results from (A) a transaction between the Company and Advisor, or an Affiliate of Advisor, or (B) a termination of the advisory agreement by and between the Company and Advisor for Cause.
Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the Company’s common stock, par value $.01 per share, either currently existing or authorized hereafter.
“Company” means Carey Watermark Investors Incorporated, a Maryland corporation.
“Disability” means that a Grantee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least twelve (12) months, receiving income replacement benefits for at least three (3) months under an accident and health plan covering the Company’s, a Subsidiary’s, the Advisor’s or the Subadvisor’s employees. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.
“Dividend Equivalent Right” means a right awarded under Section 6 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Stock.
“Eligible Person” means (i) an officer or employee (if any) of the Company or its Subsidiaries, (ii) an officer or employee of the Advisor, Subadvisor or their respective Affiliates, which includes W. P. Carey & Co. and Watermark Capital Partners, LLC or (iii) a Member, or other person expected to provide significant services (of a type expressly approved by the Plan Administrator as covered services for these purposes) to the Company or its Subsidiaries. In the case of the grant of Awards directly or indirectly to officers or employees of entities described in clause (ii) of the foregoing sentence, the Plan Administrator may make arrangements with such entities in its discretion, in light of tax and other considerations.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national securities exchange or quoted or reported on a national quotation system, the closing sales price per Share on the exchange or system for the applicable date or, if there are no sales on such date, for the last preceding date on which there was a sale of Shares on such exchange or system; (ii) if Shares are not then listed on a national securities exchange or quoted on a national quotation system but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the date in question, or, if there are no bid and asked prices on such date, for the last preceding date on which there was a sale of such Shares in such market; or (iii) if Shares are not then listed on a national securities exchange, quoted on a national quotation system or traded on an over-the-counter market, such value as may be determined by the Plan Administrator in its discretion or as may be determined in accordance with such methodologies, procedures or other rules (which may provide, without limitation, that determinations of Fair Market Value shall be made by an independent third party) as may be established by the Plan Administrator in its discretion; provided that, where the Shares are so listed or traded, the Plan Administrator may make such discretionary determinations, or implement such methodologies, procedures or other rules, where the Shares have not been traded for 10 trading days.
“Grantee” means an Eligible Person to whom an Award is granted.
“Member” means a non-director member of the investment committee of the Board, who is not an officer of the Company.

“Performance Goals” has the meaning set forth in Section 7 of the Plan.
“Plan” means the Company’s 2010 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.
“Plan Administrator” means the independent directors of the Board.
“Restricted Stock Unit” means a right, pursuant to the Plan, of the Grantee to payment of the Restricted Stock Unit Value in accordance with Section 5.
“Restricted Stock Unit Value,” per Restricted Stock Unit, means the Fair Market Value of a Share or, if so provided by the Plan Administrator, such Fair Market Value to the extent in excess of a base value established by the Plan Administrator at the time of grant.
“Retirement” means, unless otherwise provided in the applicable Award Agreement, the Termination of Service of a Grantee under circumstances which would entitle the Grantee to an immediate pension under an approved retirement plan of the Company, the Advisor or the Subadvisor, or, in the absence of such a plan, the Termination of Service (other than for Cause) of a Grantee on or after the Grantee’s attainment of age 65 or on or after the Grantee’s attainment of age 55 with five consecutive years of service with the Company, the Advisor, the Subadvisor, any Subsidiaries or their Affiliates.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Date” means the date determined under Section 5.4(c).
“Shares” means shares of Common Stock of the Company.
“Subadvisor” means CWA, LLC, an Illinois limited liability company.
“Subsidiary” means any corporation, partnership or other entity of which at least 50% of the economic interest in the equity or voting power is owned (directly or indirectly) by the Company, the Advisor or another subsidiary. In the event the Company or the Advisor becomes such a subsidiary of another company (directly or indirectly), the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Plan Administrator, also be applicable to such parent company.
“Termination of Service” means a Grantee’s termination of employment or other service, as applicable, including Disability or Retirement, with the Company, Subsidiaries, the Advisor, the Subadvisor or their Affiliates. Notwithstanding the foregoing, a Grantee’s Termination of Service shall be a “separation from service” as interpreted within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1(h). Unless otherwise provided in the Award Agreement, cessation of service as an officer, employee or Member shall not be treated as a Termination of Service if the Grantee continues without interruption to serve thereafter in another one (or more) of such other capacities, and Termination of Service shall be deemed to have occurred when service in the final covered capacity ceases.
2. EFFECTIVE DATE AND TERMINATION OF PLAN.
The effective date of the Plan is September 15, 2010; provided, however, that the Plan shall not become effective unless and until it is approved by the requisite percentage of the holders of the Common Stock of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the stockholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

3. ADMINISTRATION OF PLAN.
(a) The Plan shall be administered by the Plan Administrator. The Plan Administrator, upon and after such time as it is subject to Section 16 of the Exchange Act, shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act, and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code; provided that no action taken by the Plan Administrator (including, without limitation, grants) shall be invalidated because any or all of the members of the Plan Administrator fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Plan Administrator at which a quorum is present, or acts approved in writing by a majority of the Plan Administrator, shall be the acts of the Plan Administrator for purposes of the Plan. If and to the extent applicable, no member of the Plan Administrator may act as to matters under the Plan specifically relating to such member. Notwithstanding the other foregoing provisions of this Section 3(a), any Award under the Plan to a person who is a member of the Plan Administrator shall be made and administered by the Board. If no Plan Administrator is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Plan Administrator hereunder and under the Award Agreements.
(b) Subject to the provisions of the Plan, the Plan Administrator shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Eligible Persons (or to an entity for the benefit of Eligible Persons) and (ii) determine the eligibility of an Eligible Person to receive an Award, as well as determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Person, the nature and value to the Company of the Eligible Person’s present and potential contribution to the success of the Company, whether directly or through Subsidiaries, the other compensation and distributions received by the Advisor and the Subadvisor and their affiliates from the Company and its Subsidiaries and such other factors as the Plan Administrator may deem relevant. In granting Awards under the Plan, the Plan Administrator may impose conditions on the transfer of Awards received under the Plan, and may impose other restrictions and requirements as it may deem appropriate.
(c) The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Plan Administrator. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any Affiliate thereof to purchase or repurchase Shares from a Grantee or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under Maryland law. The Grantee shall take whatever additional actions and execute whatever additional documents the Plan Administrator may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of the Plan and the Award Agreement.
4. SHARES AND UNITS SUBJECT TO THE PLAN.
(a) Subject to adjustments as provided in Section 11 of the Plan, the total number of Shares subject to Awards granted under the Plan, in the aggregate may not exceed  4,000,000. Subject to adjustments pursuant to Section 11 of the Plan, the maximum number of Shares subject to Awards granted under the Plan in any one year to any Eligible Person, shall not exceed  4,000,000. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares. Any Shares that have been reserved for distribution in payment for Restricted Stock Units but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of Awards under the Plan.

(b) Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable on a number of Shares corresponding to the number of Restricted Stock Units awarded, shall be subject to the limitation of Section 4(a). Notwithstanding Section 4(a), except in the case of Awards intended to qualify for relief from the limitations of Section 162(m) of the Code, there shall be no limit on the number of Restricted Stock Units or Dividend Equivalent Rights, to the extent they are paid out in cash, that may be granted under the Plan. If any Restricted Stock Units or Dividend Equivalent Rights are paid out in cash, then, notwithstanding the first sentence of Section 4(a) above (but subject to the second sentence thereof), the underlying Shares may again be made the subject of Awards under the Plan.
(c) The certificates for Shares issued hereunder may include any legend which the Plan Administrator deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Plan Administrator may otherwise deem appropriate.
5. RESTRICTED STOCK UNITS.
5.1 Grant of Restricted Stock Units.
Subject to the other terms of the Plan, the Plan Administrator shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock Units to Eligible Persons (ii) provide a specified purchase price for the Restricted Stock Units (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the period of forfeiture and related restrictions, if any, applicable to Restricted Stock Units; and (iv) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Stock Units under the Plan as it may deem appropriate.
5.2 Term.
The Plan Administrator may provide in an Award Agreement that any particular Restricted Stock Unit shall expire at the end of a specified term.
5.3 Vesting.
(a) In connection with the grant of Restricted Stock Units, whether or not Performance Goals (as provided for under Section 7 of the Plan) apply thereto, the Plan Administrator shall establish one or more vesting periods with respect to the Restricted Stock Units granted, the length of which shall be determined in the discretion of the Plan Administrator. Subject to the provisions of this Section 5, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Stock Units shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.
(b) Restricted Stock Units shall vest as provided in the applicable Award Agreement. Unless otherwise stated in the Award Agreement, upon the Grantee’s Termination of Service, all unvested Restricted Stock Units shall be forfeited.

5.4 Settlement of Restricted Stock Units.
(a) Each vested and outstanding Restricted Stock Unit shall be settled by the transfer to the Grantee of one Share; provided that the Plan Administrator at the time of grant (or, in the appropriate case, as determined by the Plan Administrator, thereafter) may provide that, after consideration of possible accounting issues, a Restricted Stock Unit may be settled (i) in cash at the applicable Restricted Stock Unit Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Plan Administrator or (iii) in cash or by transfer of Shares as elected by the Company.
(b) Payment (whether of cash or Shares) in respect of Restricted Stock Units shall be made in a single sum by the Company; provided that, with respect to Restricted Stock Units of a Grantee which have a common Settlement Date, the Plan Administrator may permit the Grantee to elect in accordance with procedures established by the Plan Administrator (taking into account, without limitation, Section 409A of the Code, as the Plan Administrator may deem appropriate) to receive installment payments over a period not to exceed 10 years, rather than a single-sum payment.
(c) Regarding the time at which payment in respect of Restricted Stock Units will be made or commence:
(i) Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to a Restricted Stock Unit is the first day of the month to follow the date on which the Restricted Stock Unit vests; provided, however, that a Grantee may elect at or prior to grant, if permitted by and in accordance with procedures to be established by the Plan Administrator, that such Settlement Date will be deferred as elected by the Grantee to the first day of the month to follow the Grantee’s Termination of Service, or such other time as may be permitted by the Plan Administrator. Notwithstanding the prior sentence, all initial elections to defer the Settlement Date shall be made in accordance with the requirements of Section 409A of the Code. In addition, unless otherwise determined by the Plan Administrator, elections under this Section 5.4(c)(i) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) be effective at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.
(ii) Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 5.4(c), is the date of the Grantee’s death.
(d) Notwithstanding the other provisions of this Section 5, taking into account, without limitation, the application of Section 409A of the Code, as the Plan Administrator may deem appropriate, in the event of a Change in Control, the Settlement Date shall be the date of such Change in Control and all amounts due with respect to Restricted Stock Units to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change in Control, unless such Grantee elects otherwise in accordance with procedures established by the Plan Administrator.

(e) Notwithstanding any other provision of the Plan, a Grantee may receive any amounts to be paid in installments as provided in Section 5.4(b) or deferred by the Grantee as provided in Section 5.4(c) in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency,” as determined by the Plan Administrator in its sole discretion, is a severe financial hardship to the Grantee resulting from (1) a sudden and unexpected illness or accident of the Grantee or “dependent,” as defined in Section 152(a) of the Code, of the Grantee, (2) loss of the Grantee’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:
(i) through reimbursement or compensation by insurance or otherwise,
(ii) by liquidation of the Grantee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(iii) by future cessation of the making of additional deferrals under Section 5.4 (b) and (c).
Without limitation, the need to send a Grantee’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.
5.5 Other Restricted Stock Unit Provisions.
(a) Except as permitted by the Plan Administrator, rights to payments with respect to Restricted Stock Units granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.
(b) A Grantee may designate in writing, on forms to be prescribed by the Plan Administrator, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Restricted Stock Unit dies, such Restricted Stock Unit shall be settled and the Restricted Stock Unit Value in respect of such Restricted Stock Units paid, and any payments deferred pursuant to an election under Section 5.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.
(c) The Plan Administrator may, taking into account, without limitation, the application of Section 409A of the Code, as the Plan Administrator may deem appropriate, establish a program under which distributions with respect to Restricted Stock Units may be deferred for periods in addition to those otherwise contemplated by foregoing provisions of this Section 5. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Plan Administrator, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Plan Administrator.
(d) Notwithstanding any other provision of this Section 5, any fractional Restricted Stock Unit will be paid out in cash at the Restricted Stock Unit Value as of the Settlement Date.
(e) No Restricted Stock Unit shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 6, no provision of the Plan shall be interpreted to confer upon any Grantee of Restricted Stock Units any voting, dividend or derivative or other similar rights with respect to any Restricted Stock Unit.

5.6 Claims Procedures.
(a) To the extent that the Plan is determined by the Plan Administrator to be subject to the Employee Retirement Income Security Act of 1974, as amended, the Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to Restricted Stock Units under the Plan by written communication to the Plan Administrator or its designee. A claim is not considered filed until such communication is actually received. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Plan Administrator will either:
(i) approve the claim and take appropriate steps for satisfaction of the claim; or
(ii) if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Plan Administrator, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 5.6 as the provision setting forth the claims procedure under the Plan.
(b) The claimant may request a review of any denial of his claim by written application to the Plan Administrator within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Plan Administrator will provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.
6. DIVIDEND EQUIVALENT RIGHTS.
6.1 Grant of Dividend Equivalent Rights.
Subject to the other terms of the Plan, the Plan Administrator shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Plan Administrator. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Plan Administrator. If a Dividend Equivalent Right is granted in respect of an Award hereunder, then, unless otherwise stated in the Award Agreement, or, in the appropriate case, as determined by the Plan Administrator, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

6.2 Certain Terms.
(a) The term of a Dividend Equivalent Right shall be set by the Plan Administrator in its discretion.
(b) Unless otherwise determined by the Plan Administrator, except as contemplated by Section 6.4, a Dividend Equivalent Right is exercisable or payable only while the Grantee is an Eligible Person.
(c) Payment of the amount determined in accordance with Section 6.1 shall be in cash, in Common Stock or a combination of the two, as determined by the Plan Administrator.
(d) The Plan Administrator may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.
6.3 Other Types of Dividend Equivalent Rights.
The Plan Administrator may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 6 may be granted to Grantees. For example, and without limitation, the Plan Administrator may grant a Dividend Equivalent Right with respect to a Restricted Stock Unit, which right would consist of the right (subject to Section 6.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.
6.4 Deferral.
The Plan Administrator may establish a program or programs (taking into account, without limitation, the possible application of Section 409A of the Code, as the Plan Administrator may deem appropriate) under which Grantees (i) will have Restricted Stock Units credited, subject to the terms of Sections 5.4 and 5.5 as though directly applicable with respect thereto, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred. In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Plan Administrator, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Plan Administrator.
7. PERFORMANCE GOALS.
The Plan Administrator, in its discretion, may, in the case of any Awards intended to qualify for an exception from the limitation imposed by Section 162(m) of the Code at any time that Section 162(m) applies to the Company, or otherwise (“Performance-Based Awards”), (i) establish one or more performance goals (“Performance Goals”) as a precondition to the issuance or vesting of Awards, and (ii) provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Grantees (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Performance Goals shall be based upon the criteria set forth in Exhibit A hereto which is hereby incorporated herein by reference as though set forth in full. The Performance Goals shall be established in a timely fashion such that they are considered pre-established for purposes of the rules governing performance-based compensation under Section 162(m) of the Code at any time that Section 162(m) applies to the Company, and compliance with such rules is sought. Prior to the award or vesting, as applicable, of affected Awards hereunder, the Plan Administrator shall have certified that any applicable Performance Goals, and other material terms of the Award, have been satisfied. Performance Goals which do not satisfy the foregoing provisions of this Section 7 may be established by the Plan Administrator with respect to Awards not intended to qualify for an exception from the limitations imposed by Section 162(m) of the Code.

8. TAX WITHHOLDING.
8.1 In General.
The Company, or, a properly designated paying agent, shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Plan Administrator to be required by law. Without limiting the generality of the foregoing, the Plan Administrator may, in its discretion, require the Grantee to pay to the Company at such time as the Plan Administrator determines the amount that the Plan Administrator deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the receipt of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights or (ii) any other applicable income-recognition event under the Plan or (iii) the lapsing of any restrictions applicable to any Restricted Stock Units.
8.2 Share Withholding.
Upon the making of a distribution in respect of Restricted Stock Units or Dividend Equivalent Rights, the Grantee may, if approved (or pre-approved) by the Plan Administrator in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Plan Administrator permits, such an election, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.
8.3 Withholding Required.
Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Grantee’s satisfaction of any tax-withholding requirements imposed by the Plan Administrator shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee and to the release of any restrictions as may otherwise be provided hereunder; and the Restricted Stock Units or Dividend Equivalent Rights shall be forfeited upon the failure of the Grantee to satisfy such requirements with respect to the distributions in respect of any Restricted Stock Unit or Dividend Equivalent Right or the lapsing of any restrictions applicable to any Restricted Stock Units (or other income-recognition event).
9. REGULATIONS AND APPROVALS.
(a) The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Plan Administrator.
(b) The Plan Administrator may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

(c) Each grant of Restricted Stock Units (or issuance of Shares in respect thereof) or Dividend Equivalent Rights is subject to the requirement that, if at any time the Plan Administrator determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Restricted Stock Units, Dividend Equivalent Rights or other Shares, no payment shall be made, or Restricted Stock Units or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Plan Administrator.
(d) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Plan Administrator may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.
(e) Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.
10. INTERPRETATION AND AMENDMENTS; OTHER RULES.
The Plan Administrator may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Plan Administrator may (i) determine the extent, if any, to which Restricted Stock Units or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Plan Administrator’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Plan Administrator who are individuals who served as Plan Administrator members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Plan Administrator, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Plan Administrator, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Grantee with respect to an Award previously granted without such Grantee’s written consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without stockholder approval (a) to materially increase the total number of Shares that may be subject to Awards set forth in Section 4(a), (b) to materially modify the requirements of eligibility for participation in the Plan, (c) to materially increase the benefits accruing to Grantees under the Plan, or (d) in any other manner that in the absence of stockholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

11. CHANGES IN CAPITAL STRUCTURE.
(a) If (i) the Company or Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Plan Administrator necessitates action by way of adjusting the terms of the outstanding Awards, then:
(x) the maximum aggregate number and kind of Shares which may be subject to Dividend Equivalent Rights under the Plan, and the maximum aggregate number of Restricted Stock Units which may be granted under the Plan shall be appropriately adjusted by the Plan Administrator in its discretion; and
(y) the Plan Administrator shall take any such action as in its discretion shall be necessary to maintain each Grantees’ rights hereunder (including under their Award Agreements) so that their respective Restricted Stock Units and Dividend Equivalent Rights are substantially proportionate to the rights existing in such Restricted Stock Units and Dividend Equivalent Rights prior to such event, including, without limitation, adjustments in (A) the number of Restricted Stock Units and Dividend Equivalent Rights granted, (B) the number and kind of shares or other property to be distributed in respect of Restricted Stock Units and Dividend Equivalent Rights, (C) the Restricted Stock Unit Value, and (D) performance-based criteria established in connection with Awards (to the extent consistent with Section 162(m) of the Code, as applicable); provided that, in the discretion of the Plan Administrator, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 11(a) had the event related to the Company.
To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as shall be determined by the Plan Administrator in its discretion.
(b) If a Change in Control shall occur, then the Plan Administrator, as constituted immediately before the Change in Control, may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control, provided that the Plan Administrator determines that such adjustments do not have an adverse economic impact on the Grantee as determined at the time of the adjustments. The Plan Administrator shall have the discretion to provide that upon a Change in Control, (i) all or a portion of any outstanding Awards shall become vested and transferable, and all or a portion of any outstanding Performance-Based Awards will be earned, or (iii) all or a portion of any outstanding Awards may be cancelled in exchange for a payment of cash, or all or a portion of any outstanding Awards may be substituted for Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan.
(c) The judgment of the Plan Administrator with respect to any matter referred to in this Section 11 shall be conclusive and binding upon each Grantee without the need for any amendment to the Plan.

12. MISCELLANEOUS.
12.1 No Rights to Employment or Other Service.
Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company, the Subsidiaries, the Advisor, the Subadvisor or their Affiliates, or interfere in any way with the right of the Company, the Subsidiaries or the Advisor, the Subadvisor and their stockholders to terminate the individual’s employment or other service at any time.
12.2 No Fiduciary Relationship.
Nothing contained in the Plan (including without limitation Section 5.5(c) and 6.4), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or Subsidiaries or their officers or the Plan Administrator, on the one hand, and the Grantee, the Company, Subsidiaries or any other person or entity, on the other.
12.3 Compliance with Section 409A of the Code.
(a) Any Award Agreement issued under the Plan that is subject to Section 409A of the Code may include such additional terms and conditions as the Plan Administrator determines are required to satisfy the requirements of Section 409A of the Code.
(b) With respect to any Award issued under the Plan that is subject to Section 409A of the Code, and with respect to which a payment or distribution is to be made upon a Termination of Service, if the Grantee is determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any of the Company’s stock is publicly traded on an established securities market or otherwise, such payment or distribution, to the extent it would constitute a payment of nonqualified deferred compensation within the meaning of Section 409A of the Code that is ineligible for an exemption from treatment as such, may not be made before the date which is six months after the date of Termination of Service (to the extent required under Section 409A of the Code). Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Grantee on the first day of the seventh month following the Grantee’s Termination of Service.
(c) To the extent compliance with Section 409A of the Code is intended, the Board and the Plan Administrator shall administer the Plan, and exercise authority and discretion under the Plan, consistent with the requirements of Section 409A of the Code or any exemption thereto.
(d) The Company makes no representation or warranty and shall have no liability to any Grantee or any other person if any provisions of this Plan or any Award Agreement issued pursuant hereto are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.4 No Fund Created.
Any and all payments hereunder to any Grantee shall be made from the general funds of the Company (or, if applicable, a participating subsidiary), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Restricted Stock Units (including for purposes of this Section 12.4 any accounts established to facilitate the implementation of Section 5.4(c)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company. (If any Affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such Affiliate.) Without limiting the foregoing, Restricted Stock Units and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the Restricted Stock Units and any such other devices is limited to the right to receive payment, if any, as may herein be provided.
12.5 Notices.
All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 12.5.
12.6 Exculpation and Indemnification.
The Company shall indemnify and hold harmless the members of the Board and the members of the Plan Administrator from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.
12.7 Captions.
The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.
12.8 Governing Law.
THE PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
12.9 Gender Neutral.
Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

EXHIBIT A
PERFORMANCE CRITERIA
Performance-Based Awards intended to qualify as “performance based” compensation under Section 162(m) of the Code, may be payable upon the attainment of objective Performance Goals that are established by the Plan Administrator and relate to one or more Performance Criteria, in each case on specified date or over any period, up to 10 years, as determined by the Plan Administrator. Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices.
“Performance Criteria” means the following business criteria (or any combination thereof) with respect to one or more of the Company, any participating company or any division or operating unit thereof:
(i)	pre-tax income;

(ii)	after-tax income;

(iii)	net income (meaning net income as reflected in the Company’s financial reports for the applicable period, on an aggregate, diluted and/or per share basis);

(iv)	operating income;

(v)	cash flow;

(vi)	earnings per share;

(vii)	return on equity;

(viii)	return on invested capital or assets;

(ix)	cash and/or funds available for distribution;

(x)	appreciation in the fair market value of the Common Stock;

(xi)	return on investment;

(xii)	total return to stockholders (meaning the aggregate Common Stock price appreciation and dividends paid (assuming full reinvestment of dividends) during the applicable period);

(xiii)	net earnings growth;

(xiv)	stock appreciation (meaning an increase in the price or value of the Common Stock after the date of grant of an award and during the applicable period);

(xv)	related return ratios;

(xvi)	increase in revenues;

(xvii)	net earnings;

(xviii)	changes (or the absence of changes) in the per share or aggregate market price of the Company’s Common Stock;

(xix)	number of securities sold;

(xx)
earnings before any one or more of the following items: interest, taxes, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period;

(xxi)
total revenue growth (meaning the increase in total revenues after the date of grant of an award and during the applicable period, as reflected in the Company’s financial reports for the applicable period);

(xxii)	the Company’s published ranking against its peer group of real estate investment trusts based on total stockholder return;

(xxiii)	funds from operations;

(xxiv)	adjusted funds from operations and operating activities; and

(xxv)	adjusted cash flow from operations.
Performance Goals may be absolute amounts or percentages of amounts, may be relative to the performance of other companies or of indexes or may be based upon absolute values or values determined on a per-share basis.
Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.
To the extent permitted by Section 162(m) of the Code, unless the Plan Administrator provides otherwise at the time of establishing the Performance Goals, for each fiscal year of the Company, there shall be objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.